Exhibit 10.18
EXLSERVICE HOLDINGS, INC.
2025 OMNIBUS INCENTIVE PLAN
[FORM OF] RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS NOTICE OF RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Grant Notice” and, together with the Terms and Conditions and the applicable Exhibits (each, as defined below), (the “Agreement”) between EXLSERVICE HOLDINGS, INC., a Delaware corporation (the “Company”), and you, is made pursuant and subject to the provisions of the Company’s 2025 Omnibus Incentive Plan (the “Plan”), and all capitalized terms used herein that are defined in the Plan shall have the same meaning given to them in the Plan unless otherwise defined herein.
WHEREAS, the Plan provides for the award from time to time, in the discretion of the Compensation and Talent Management Committee of the Board of Directors of the Company, of Restricted Stock Units, representing shares of common stock of the Company, $0.001 par value per share (“Common Stock”), the vesting and issuance of which is subject to continued employment with the Company or its applicable Affiliate and the other conditions set forth on the following pages (the “Terms and Conditions”) and the exhibits attached hereto (the “Exhibits”).
WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant to you an award of Restricted Stock Units as further described herein (the “Award”);
NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in the Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Award Summary.

Grantee (“you” or “Participant”):	[#ParticipantName#]
“Date of Grant”:	[ ]

Number of Restricted Stock Units granted and Restricted Stock Unit Type allocation:	[# of Restricted Stock Units granted] total Restricted Stock Units, consisting of the following Restricted Stock Unit types (“Restricted Stock Unit Types”):
[40%] Time-Based RSUs, which shall vest based on continued employment with the Company (“Time-Based RSUs”); and
Performance- Based RSUs, which shall vest based on continued employment with the Company and the achievement of specified performance criteria described herein (the “Performance-Based RSUs”), at target, as follows:
•[24% Revenue-Based RSUs (as defined in Exhibit 2)
•36% TSR-Based RSUs (as defined Exhibit 2)]

Vesting Schedule:	Time-Based RSUs: See Exhibit 1
Performance-Based RSUs: See Exhibit 2
2. Acceptance of Award and Agreement by Participant.
You shall have no rights with respect to the Agreement unless you shall have accepted the Agreement by electronically accepting this Agreement on the Fidelity Investments website prior to the close of business on the sixtieth (60th) day after the date of your receipt of this Grant Notice. You acknowledge that, for administrative purposes, you may be required to accept the Agreement on the Fidelity Investments Website three separate times with respect to each of the Restricted Stock Unit Types granted as of the Date of Grant. Such acceptances shall be considered separate acceptances of each Restricted Stock Unit Type for purposes of the Fidelity Investments website but shall together constitute one acceptance of the Agreement. For the avoidance of doubt, the number of Restricted Stock Units granted to you as of the Date of Grant shall in no event exceed the quantities indicated in this Grant Notice.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused the Agreement to be signed on their behalf.

EXLSERVICE HOLDINGS, INC.

____________________________________

PARTICIPANT

By: #ParticipantName#
SIGNED BY ELECTRONIC SIGNATURE

BY ELECTRONICALLY ACCEPTING THE AWARD, YOU AGREE THAT (i) SUCH ACCEPTANCE CONSTITUTES YOUR ELECTRONIC SIGNATURE IN EXECUTION OF THE AGREEMENT; (ii) YOU AGREE TO BE BOUND BY THE PROVISIONS OF THE PLAN AND THE AGREEMENT; (iii) YOU HAVE REVIEWED THE PLAN AND THE AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE AWARD AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THE PLAN AND THE AGREEMENT; (iv) YOU HAVE BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE PROSPECTUS FOR THE PLAN; AND (v) YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN AND THE AGREEMENT.

TERMS AND CONDITIONS
1.Grant of Restricted Stock Units. The Company hereby grants to you, on the Date of Grant, the Award set forth in the Grant Notice. Such Award shall be credited to a separate account maintained for you on the books of the Company (the “Account”). On any given date, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock.

2.Vesting and Settlement. The Award shall vest and settle in accordance with the terms and conditions set forth in the Exhibit(s) hereto. The day on which a portion of the Award vests in accordance with this Agreement is referred to as a “Vesting Date”.

3.Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, the Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in the Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and the Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon you and your legal representative in respect of any questions arising under the Plan or the Agreement.

4.Dividend Equivalents. If on any date that Restricted Stock Units remain credited to the Account, dividends are paid by the Company on outstanding shares of its Common Stock (“Shares”) (each, a “Dividend Payment Date”), then your Account shall, as of each such Dividend Payment Date, be credited with an amount (each such amount, a “Dividend Equivalent Amount”) equal to the product of (i) the number of Restricted Stock Units in the Account as of the Dividend Payment Date and (ii) the per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or other property, the per Share equivalent cash value of such dividend as determined in good faith by the Committee). On each applicable Vesting Date, in connection with the issuance and delivery of one share of Common Stock for each Restricted Stock Unit subject to the Award that has vested (“the RSU Shares”), you shall be entitled to receive a payment, without interest, of an amount in cash equal to the accumulated Dividend Equivalent Amounts in respect of the RSU Shares so delivered.

5.Taxes and Withholding. In accordance with Section 13(e) of the Plan, the obligations of the Company hereunder are conditioned upon you satisfying required tax withholding obligations in a method authorized by the Committee.

6.Forfeiture. Except as otherwise provided in the Agreement, the Plan, or as set forth in any employment, consulting or other agreement between the Company or an Affiliate and you in effect on the date hereof, if your employment with the Company terminates prior to any Vesting Date for any reason, all remaining Restricted Stock Units credited to the Account shall be forfeited without further consideration to you. In addition, the Award or any RSU Shares shall be subject to cancellation, forfeiture or recoupment as determined by the Committee upon the occurrence of a violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreements, including any confidentiality and restrictive covenant agreement, that may apply to you, or other conduct by you that the Committee determines is detrimental to the business or reputation of the Company and its Affiliates, including facts and circumstances discovered after termination of service; provided, however, that this sentence will only be applied to you to the extent that it does not violate applicable law. Notwithstanding anything else herein to the contrary, in consideration for the grant of this Award, you agree to be subject to (i) any applicable compensation, clawback, recoupment or similar policies of the Company or its Affiliates in effect from time to time, whether adopted before or after the Date of Grant, including without limitation the ExlService Holdings, Inc. Clawback Policy, and (ii) such other clawback rules as may be required by applicable law ((i) and (ii) together, the “Clawback Provisions.”) You understand that the Clawback Provisions are not limited to amounts payable in connection with the Award.

7.Restrictions. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. You acknowledge and agree that, with respect to each Restricted Stock Unit credited to your Account, you have no voting rights with respect to the Company unless and until each such Restricted Stock Unit is settled in RSU Shares pursuant to the Exhibit(s).

8.Rights as a Stockholder. Upon and following each Vesting Date (as defined in the Exhibit(s)), you shall be the record owner of the RSU Shares settled upon such applicable date unless and until such RSU Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the RSU Shares. Prior to the first Vesting Date, you shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Stock Units.

9.Miscellaneous.
a.General Assets. All amounts credited to the Account under the Agreement shall continue for all purposes to be part of the general assets of the Company. Your interest in the Account shall make you only a general, unsecured creditor of the Company.

b.Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:
if to the Company:
ExlService Holdings, Inc.
320 Park Avenue, 29th Floor
New York, NY 10022
Attention: General Counsel
if to you, at your last known address on file with the Company.
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

c.Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

d.No Rights to Employment. Nothing contained in the Agreement shall be construed as giving you any right to be retained, in any position, as an employee, consultant or director of the Company (or its Affiliates) or shall interfere with or restrict in any way the right of the Company (or its Affiliates), which are hereby expressly reserved, to remove, terminate or discharge you at any time for any reason whatsoever.

e.Beneficiary. You may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives you, your estate shall be deemed to be your beneficiary.

f.Successors. The terms of the Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to you and your beneficiaries, executors, administrators, heirs and successors.

g.Entire Agreement. The Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. Except as expressly set forth in the Plan or as otherwise provided in the Agreement, no change, modification or waiver of any provision of the Agreement shall be valid unless the same is in writing and signed by the parties hereto.

h.Governing Law. Except for the Arbitration Agreement attached hereto as Attachment 1, which is expressly governed by the Federal Arbitration Act (FAA), the Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware. Should the FAA not govern a portion of the Arbitration Agreement for any reason, then that portion of the Arbitration Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law of that or any other jurisdiction.

i.Binding Agreement to Arbitrate. The Agreement is subject to the Arbitration Agreement attached hereto as Attachment 1, which is incorporated by reference herein. Except as otherwise provided in Attachment 1, the Arbitration Agreement establishes an exclusive forum for the resolution of all disputes covered by the Arbitration Agreement that otherwise could be resolved in court. BY ENTERING INTO THE AGREEMENT, YOU AND THE COMPANY ACKNOWLEDGE AND AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, YOU AND THE COMPANY ARE GIVING UP ANY RIGHTS THEY MAY HAVE TO A COURT OR JURY TRIAL OF ALL SUCH DISPUTES, WHICH ARE NOT LIMITED TO ONLY THOSE ARISING UNDER THE AGREEMENT.

j.Electronic Delivery and Acceptance. The Company has decided to deliver documents related to current or future participation in the Plan by electronic means and to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.

k.Headings. The headings of the Sections of the Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of the Agreement.
*    *    *    *    *

Exhibit 1
Time-Based Restricted Stock Units – Vesting and Settlement Terms
1.Vesting. Except as otherwise provided herein, subject to your continued employment with the Company (or its Affiliates) through each applicable Vesting Date listed in the chart below (the “Vesting Chart”), the Time-Based RSUs awarded to you pursuant to the Grant Notice shall become vested as follows:

Percent of Time-Based RSUs Vesting	“Vesting Date”
[25%]	[1st Anniversary of Date of Grant]
[25%]	[2nd Anniversary of Date of Grant]
[25%]	[3rd Anniversary of Date of Grant]
[25%]	[4th Anniversary of Date of Grant]

a.Change in Control. (i) Notwithstanding the foregoing, in the event that a “Change in Control” (which for purposes of this Exhibit shall have the meaning set forth in the Plan as modified by the language at the end of this Exhibit) occurs at a time when any portion of the Time-Based RSUs remains unvested, then effective upon the consummation of the Change in Control, the vesting of the portion of the Time-Based RSUs which is not then fully vested shall accelerate such that any portion of the Time-Based RSUs which would have become vested during the one-year period following the Change in Control shall become vested effective as of the consummation of the Change in Control. Any remaining unvested Time-Based RSUs shall remain subject to the vesting schedule described above.

    (ii) In addition: (1) in the event that your employment by the Company is terminated by the Company without Cause (as defined in the Plan) (x) at any time following a Change in Control or (y) in specific contemplation of a Change in Control or (2) in the event you resign with “Good Reason” (as defined below) at any time following a Change in Control, you shall, upon and subject to the execution within sixty (60) days following termination of employment (and non- revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its Affiliates and each of their employees, officers and directors, be entitled to immediate vesting as of the termination date of any portion of the Time-Based RSUs which is unvested as of the termination date.

    (iii) The term “Good Reason” shall have the meaning set forth in any employment, consulting or other agreement between the Company or an Affiliate and you in effect on the date hereof, or, in the absence of such definition therein, the occurrence, without your prior written consent, of any of the following events:

(1)a substantial reduction of your duties or responsibilities, or Participant being required to report to any person other than the Board or the Company’s Chief Executive Officer or President; provided that, if there is a Change in Control and you retain a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in your title shall not a constitute a significant reduction of your duties and authorities hereunder;

(2)your job title is adversely changed, provided that if there is a Change in Control and you retain a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in your title shall not constitute a significant reduction of your duties and authorities hereunder;

(3)following a Change in Control, a change in the office or location where you are based of more than thirty (30) miles, which new location is more than thirty (30) miles from your primary residence; or

(4)following a Change in Control, a breach by the Company of any material term of any employment, consulting, or similar agreement between the Company and you;
provided that, a termination by you with Good Reason shall be effective only if, within thirty (30) days following your first becoming aware of the circumstances giving rise to Good Reason, you deliver a “notice of termination” for Good Reason to the Company, and the Company within fifteen (15) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.
b.Death; Disability. Notwithstanding the foregoing, in the event your employment with the Company (or its Affiliates) is terminated due to your death or Disability at a time when any portion of the Time-Based RSUs remains unvested, the portion of the Time-Based RSUs which is unvested shall become immediately vested effective as of the date of termination due to death or Disability.

c.Retirement. Notwithstanding the foregoing, and assuming that such Time-Based RSUs have been outstanding for at least six (6) months from the Date of Grant, in the event that your employment with the Company (or its Affiliates) is terminated, other than by the Company (or its Affiliates) for Cause (as defined in the Plan),

i.after having attained age [sixty (60)] with at least [ten (10)] years of service with the Company (or its Affiliates) at a time when any portion of the Time-Based RSUs remains unvested, then [one-hundred percent (100%)] of that portion of your Time-Based RSUs (and only that portion) that is scheduled to vest within the next twelve (12) months shall become immediately vested as of the date you terminate employment, and any remaining unvested portion of the Time-Based RSUs shall be immediately forfeited; and

ii.after having attained age [sixty (60)] with at least [five (5)] years and less than [ten (10) years] of service with the Company (or its Affiliates) at a time when any portion of the Time-Based RSUs remains unvested, then the applicable percentage of your Time-Based RSUs (and only that portion) that is scheduled to vest within the next twelve (12) months, as described below (the “Prorated Percentage”), shall become immediately vested as of the date you terminate employment, and any remaining unvested portion of the Time-Based RSUs shall be immediately forfeited.

[Completed Years of Service: At least	Prorated Percentage
Five (5) years	50%

Six (6) years	60%
Seven (7) years	70%
Eight (8) years	80%
Nine (9) years	90%]
For purposes of this Section 1(c), years of service with the Company (or its Affiliates) does not include tenure at any organization acquired by the Company (or its Affiliates) prior to the closing date of such acquisition.
d.Special 409A Rule. Notwithstanding anything to the contrary in this Exhibit, to the extent necessary to comply with Section 409A of the Code, a Change in Control shall not give rise to any acceleration of the vesting of any portion of an Award hereunder unless such event satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

2.Settlement. As soon as practicable following each applicable Vesting Date (including as applicable the date of consummation of a Change in Control and/or certain terminations of employment), but in no event later than the end of the short-term deferral period applicable to a Restricted Stock Unit, the Company shall settle the portion of the Award that is vested on such date and shall therefore (i) issue and deliver to you one share of Common Stock for each Restricted Stock Unit pursuant to the Award that has vested (the “RSU Shares”) with any fractional shares paid out in cash (and, upon such settlement, the Restricted Stock Units shall cease to be credited to the Account) and (ii) enter your name as a stockholder of record with respect to the RSU Shares on the books of the Company.

Exhibit 2A
Performance-Based Restricted Stock Units – Vesting and Settlement Terms
1.Vesting. Except as otherwise provided herein, the Award shall cliff vest on [ ] (for purposes of Exhibits 2A and 2B, the “Vesting Date”), based on continuous employment with the Company (or its Affiliates) through the Vesting Date and subject to the achievement of the applicable performance metrics goals set forth in Exhibit 2B below during the Performance Period.

a.Change in Control. Notwithstanding the foregoing:

i.Revenue-Based RSUs. In the event that a “Change in Control” (which for purposes of this Agreement shall have the meaning set forth in the Plan as modified by the language at the end of this Exhibit) occurs before [ ], [one hundred percent (100%)] of the Revenue-Based RSUs will be deemed banked as of the date of the Change in Control. For the avoidance of doubt, in such event, you will be unable to earn any additional Revenue-Based RSUs (i.e., performance payout will not exceed [100%]).

ii.TSR-Based RSUs. In the event that a Change in Control occurs on or before the first anniversary of the Date of Grant, [one hundred percent (100%)] of the TSR-Based RSUs will be deemed banked as of the date of the Change in Control. For the avoidance of doubt, in such event, you will be unable to earn any additional TSR-Based RSUs. In the event that a Change in Control occurs after the first anniversary of the Date of Grant, then (i) the Performance Period shall be deemed to end on the date of the Change in Control, and the Committee shall determine the TSR of the Company and the Peer Group (as defined below) as of such date, and shall determine the number of TSR-Based RSUs earned by you; and (ii) for purposes of determination of the Company’s TSR for the last day of the Performance Period, the Company’s stock price shall be equal to the consideration paid per share of the Company’s common stock in the Change in Control transaction, as determined by the Committee (and shall not be equal to the 30-day average of the Company’s stock price on the last day of the Performance Period, as set forth in Exhibit 2B, Section 1(c)(iii)).

iii.The Performance-Based RSUs deemed banked in accordance with the foregoing provisions of this Section 1 of this Exhibit will be treated as immediately vested in accordance with the schedule set forth in the special Change in Control vesting chart below (the “Special CIC Vesting Chart”) as well as additional vesting based on the methodology set forth below in this Section 1, subject to your continuous employment with the Company or an Affiliate through the consummation of the Change in Control, assuming for such purpose that such deemed banked Performance-Based RSUs had originally been subject only to time-based vesting, as set forth in the Special CIC Vesting Chart.

Vested Percent of Deemed Banked Performance-Based RSUs	Vesting Date
[33.33%]	[ ]
[66.67%]	[ ]
[100%]	[ ]

Effective as of the consummation of the Change in Control: (x) the portion of the deemed banked Performance-Based RSUs with Vesting Dates that either occurred prior to the consummation of the Change in Control or will occur within one year of the Change in Control, in each case, as set forth in the Special CIC Vesting Chart, shall accelerate and become immediately vested and (y) the remaining portion of the deemed banked Performance-Based RSUs (i.e., those with a Vesting Date (pursuant to the Special CIC Chart) to occur more than one year after the consummation of the Change in Control) shall cliff vest on [ ], subject to your continuous employment with the Company or an Affiliate through such date; provided that (1) in the event that your employment by the Company is terminated by the Company without Cause (x) at any time following a Change in Control or (y) in specific contemplation of a Change in Control or (2) in the event you resign with Good Reason at any time following a Change in Control, you shall, upon and subject to the execution within sixty (60) days following termination of employment (and non- revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its Affiliates and each of their employees, officers and directors, be entitled to immediate vesting as of the termination date of the remaining portion of the deemed banked Performance-Based RSUs which is unvested as of the termination date.
b.Death or Disability. Notwithstanding the foregoing:

i.Prior to a Change in Control. In the event that no Change in Control has occurred and your employment with the Company (or its Affiliates) is terminated due to your death or Disability prior to the completion of the Performance Period, you shall become immediately vested in a number of Performance-Based RSUs equal to (x) the number of completed full months from the first date in the Performance Period to the date of your termination due to death or Disability divided by (y) [36 multiplied by (z) 100%] of the Performance-Based RSUs, effective as of the date of your termination due to death or Disability. The remaining portion of the Performance-Based RSUs will not vest.

ii.After a Change in Control. In the event that your employment with the Company (or its Affiliates) is terminated due to your death or Disability prior to the Vesting Date but after a Change in Control has occurred, you shall become immediately vested in 100% of the Performance-Based RSUs that were deemed banked as a result of the Change in Control pursuant to Section 1(a) of this Exhibit, effective as of the date of your termination due to death or Disability. The remaining portion of the Performance Based RSUs will not vest.

c.Retirement. Notwithstanding the foregoing, and assuming that such Performance-Based RSUs have been outstanding for at least six (6) months from the Date of Grant, in the event that your employment with the Company (or its Affiliates) is terminated, other than by Company (or its Affiliates) for Cause,

i.after having attained age [sixty (60)] with at least [ten (10) years] of service with the Company (or its Affiliates) prior to the Vesting Date, you shall earn a pro rata portion of the Performance-Based RSUs based on actual Company performance (with respect to the Revenue and TSR performance goals) at the end of the Performance Period, as determined by the Committee.
Such proration shall be determined as follows: the total number of Performance-Based RSUs that would have been earned based on performance results if Participant had remained continuously employed through the end of the Performance Period shall instead be earned on a pro-rata basis, by multiplying such number of Performance-Based RSUs by the quotient of (x) divided by (y), where (x) equals the total number of calendar years during the Performance Period in which Participant was employed with the Company or its Affiliate prior to the termination date (counting any partial calendar year of employment as a full year for this purpose ) and (y) equals three (3). The resulting number of Performance-Based RSUs shall be rounded to the nearest whole number;

ii.after having attained age [sixty (60)] with at least [five (5) years] and less than [ten (10) years] of service with the Company (or its Affiliates) prior to [●], the Vesting Date for the Performance-Based RSUs, you shall earn a pro rata portion of the Performance-Based RSUs calculated in accordance with the methodology outlined in Section 1(c)(i) immediately above, provided that such amount shall be reduced by the applicable percentage set forth below (the “Reduction Percentage”).

[Completed Years of Service: At least	Reduction Percentage
Five (5) years	50%
Six (6) years	40%
Seven (7) years	30%
Eight (8) years	20%
Nine (9) years	10%]
For purposes hereof, years of service with the Company (or its Affiliates) does not include tenure at any organization acquired by the Company (or its Affiliates) prior to the closing date of such acquisition.
Any Performance-Based RSUs that become vested as a result of this Section 1(c) shall be settled in accordance with Section 2 of this Exhibit after the end of the Performance Period. The determination of any prorated Performance-Based RSU shall be made by the Committee in its sole discretion.
d.Special 409A Rule. Notwithstanding anything to the contrary in this Exhibit, to the extent necessary to comply with Section 409A of the Code, a Change in Control hereunder shall not give rise to any acceleration of the vesting of any portion of an Award hereunder unless such event satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

2. Settlement. As soon as practicable following the date that a Performance-Based RSU becomes vested, but in no event later than the end of the short-term deferral period applicable to such Performance-Based RSU, the Company shall settle the portion of the Award that is vested on such date and shall therefore (i) issue and deliver to you one share of Common Stock for each such Performance-Based RSU that has vested (the “RSU Shares”) with any fractional shares paid out in cash (and, upon such settlement, the Performance-Based RSU shall cease to be credited to the Account) and (ii) enter your name as a stockholder of record with respect to the RSU Shares on the books of the Company. For the avoidance of doubt, to the extent that the number of Performance-Based RSUs vesting is dependent upon the achievement of performance metrics, the Committee shall make all determinations with respect to the vesting of such Performance-Based RSUs as soon as administratively practicable after the end of the performance period described in the Exhibit (or as of the Change in Control, as applicable) so that the settlement of any earned and vested Performance-Based RSUs shall be made within the applicable short-term deferral period for purposes of Section 409A of the Code.

Exhibit 2B
Performance-Based Restricted Stock Units – Performance Metrics Goals

1.Performance Metrics Goals
a.Definitions
i.“Performance Period”: [____]
ii.“Aggregate Revenue Target” for the Revenue-Based RSUs during the Performance Period: [ ]

b.Revenue-Based RSUs

i.Except as may otherwise be provided herein, the Revenue-Based RSUs shall vest based on the achievement of Company revenues against the Aggregate Revenue Target for the Performance Period. “Revenue” shall have the meaning given such term in the Board-approved budget for the fiscal year in which the Award is granted.

ii.The sliding scale used to determine payout achievement of the Aggregate Revenue Target is as set forth in the table below:

Achievement of Aggregate Revenue Target	Funding
[110%]	[200%]
[100%]	[100%]
[90%]	[25%]

To the extent the Company’s Achievement of Aggregate Revenue Target at the end of the Performance Period falls in between [90%] and [100%] or [100%] and [110%], the funding percentage of Revenue-Based RSUs earned will be determined based on straight line interpolation between the two points, based on the funding scale set forth above.

c.TSR-Based RSUs

i.The Company’s TSR for the Performance Period will be computed and then compared to the TSR of the companies in the Peer Group (listed below). You shall earn [200%, 150%, 100%, 50% or 0%] of the TSR-Based RSUs, as applicable, if the Company’s TSR for the Performance Period equals or exceeds the 80th, 65th, 50th, 35th or 20th percentile, respectively, of the Peer Group, when ranked by TSR for the Performance Period. The percentage of TSR-Based RSUs earned will be determined based on straight-line interpolation to the extent the Company’s TSR falls in between the 20th and 80th percentiles, as per the chart below:

[Target TSR Percentile	Funding
80.0	200%
65.0	150%
50.0	100%
35.0	50%
20.0	0%]

ii.Notwithstanding the foregoing, if the Company’s TSR for the TSR Performance Period is negative, the maximum percentage of TSR-Based RSUs that may be earned is 100% regardless of the Company’s actual percentile ranking relative to the peer Group.

iii. TSR shall be determined in the customary manner based on the percentage increase in a company’s stock price (taking into account assumed immediate reinvestment of dividends) from the first day of the TSR Performance Period to the last day of the TSR Performance Period. For this purpose, a company’s stock price on the applicable date will be determined as the 30 calendar day average closing stock price ending on the applicable date (or the immediately preceding trading day if the applicable date is not a trading day), except as provided in Exhibit 2A, Section 1(a) in the event of a Change in Control.

iv. The Committee has designated the following peer group of public companies in the Company’s 8-digit Global Industry Classification Standard sub-industry group (the “Peer Group”):

Companies in the Peer Group that are not publicly traded on the last day of the Performance Period shall not be taken into account for TSR purposes (except that any such company that goes bankrupt will be deemed to have a negative 100% TSR).